Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Josh Berkman
MWW Group
212-827-3758
jberkman@mww.com

WHITNEY INFORMATION NETWORK ASSUMES OPERATIONAL

CONTROL OF DISCOUNT BUYERS ASSOCIATION OF AMERICA

Post-Secondary Education Provider To Fully Integrate DBAA Products Into
Its Existing Offering

CAPE CORAL, FL — September 7, 2004 — Whitney Information Network, Inc. (OTCBB: RUSS) today entered into a six-month agreement with Discount Buyers Association of America (DBAA) to assume operational control over DBAA’s business and post-secondary education products.  Simultaneously, Whitney has an option to purchase all of DBAA’s assets. The option is exercisable until the expiration of the management agreement.

Whitney will assume managerial control of DBAA immediately, including oversight of the company’s Venice, Fla. headquarters.  Over the next six months, the company will incorporate DBAA products into its existing curricula and training programs that focus on various aspects of real estate and debt financing. These programs include: discount notes and mortgages, advanced factoring and financial industry advanced training.

DBAA training courses, developed and instructed by Don Burnham, a recognized leader in the real estate and investing industry, have long been a part of Whitney’s advanced training. These courses will provide the foundation for building new product segment in entrepreneurship, and will further expand our educational offerings among existing and new students, resulting in increased revenue.

“DBAA is a long-standing alliance partner of ours,” said Nick Maturo, president of Whitney.  “In order to integrate DBAA’s training courses into our curriculum, we believe it is beneficial for us to have complete management control and eventually ownership.”

Maturo added: “This agreement allows us to have exclusive access to the outstanding products and services of DBBA and allows us to expand our business as part of our aggressive growth strategy, which began last year when we acquired the Cash Flow Generator™ and Star Trader™ brands.”

Currently, Whitney is one of the leading organizations in the post-secondary education space. The company is tracked as a member of the Education and Training Services sector by Hoover’s. Whitney’s peer group, according to Reuters Industry Index includes ITT Educational Services, Apollo Group, Career Education Corporation and Princeton Review.

About Whitney Information Network, Inc.

Whitney Information Network, Inc. (OTCBB: RUSS) is a leading provider of post-secondary education focused on individual wealth creation and personal success. Through its wholly owned subsidiary, Wealth Intelligence Academy, Whitney Information Network provides its students with comprehensive instruction and mentorship in real estate investment, business development and individual investment strategies. Additional information can be found at www.russwhitney.com.